Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares Ethereum Trust of our report dated May 28, 2024 relating to the financial statement of iShares Ethereum Trust, which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 29, 2024